Exhibit 99.1

Contact:	Media	Investors
	Stephen Cohen	Brian Blackman
	(347) 489-6602	(702) 407-6330
Caesars Entertainment Reports Financial Results for the Second Quarter 2016
LAS VEGAS, August 2, 2016 - Caesars Entertainment Corporation (NASDAQ: CZR) today reported second quarter 2016 results as summarized in the discussion below, which highlights certain GAAP and non-GAAP financial measures on a consolidated basis.
Highlights

•
Net revenues for Continuing CEC increased 7.8% year-over-year to $1.2 billion primarily attributable to strength in Caesars Interactive Entertainment’s (“CIE”) social and mobile games business and growth in hospitality revenues in Las Vegas.

•
Net loss for Continuing CEC was $2.0 billion compared to net income of $50 million in the second quarter of 2015 and was largely driven by an accrual of $2.0 billion related to the restructuring of CEOC and a year-over-year increase in stock-based compensation at CIE due to fair value estimates.

•	Adjusted EBITDA for Continuing CEC grew 11.8% year-over-year to $388 million.

•
Net revenues for CIE increased 33.9% year-over-year to $249 million driven by greater monetization of monthly unique paying users in the social and mobile games business. Net income declined $43 million to a net loss of $4 million mainly due to an expense of $66 million for the quarter related to the fair value adjustment of CIE’s stock-based compensation awards. Adjusted EBITDA grew 42.9% to $100 million.

•	Cash ADR in Las Vegas was up 8.2% due to increased resort fees, effective hotel yield management and improved pricing power due to room product enhancements.

“We delivered solid operating performance in the second quarter, including an 8% increase in net revenue and strong income and margin results, excluding the impact of bankruptcy-related charges and CIE stock compensation expense,” said Mark Frissora, President and Chief Executive Officer of Caesars Entertainment. “Our second-quarter performance was driven by strong results in Las Vegas lodging, exemplified by a 6.5% increase in RevPAR, as well as entertainment and continued strength in the social and mobile games business.”

“Additionally, our productivity efforts have improved our revenue per employee and marketing efficiency, as we drive further margin improvement and cash flow while maintaining high levels of employee and customer satisfaction,” concluded Frissora.
Summary Financial Data

The results of CEOC and its subsidiaries are no longer consolidated with Caesars subsequent to CEOC and certain of its United States subsidiaries (the “Debtors”) voluntarily filing for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) on January 15, 2015.

In the table below, “Continuing CEC” represents CERP, CGP Casinos, CIE, other non-operating subsidiaries and associated parent company and elimination adjustments that represent the Caesars consolidated reporting entity as of June 30, 2016, and for subsequent periods.

Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/financials.cfm.

	Three Months Ended June 30,		Change %
(Dollars in millions, except per share data)	2016	2015
Casino revenues	$545	$543	0.4%
Net revenues	1,230	1,141	7.8%
Income from operations	164	186	(11.8)%
Deconsolidation and restructuring of CEOC and other	(2,026)	7	*
Income/(loss) from continuing operations, net of income taxes	(2,043)	50	*
Net income/(loss) attributable to Caesars	(2,077)	15	*
Basics earnings/(loss) per share	(14.25)	0.10	*
Diluted earnings/(loss) per share	(14.25)	0.10	*
Property EBITDA (1)	335	351	(4.6)%
Adjusted EBITDA (1)	388	347	11.8%

	Six Months Ended June 30,				Continuing CEC Change %
	2016	2015
(Dollars in millions, except per share data)	Continuing CEC (2)	Continuing CEC (2)	CEOC (3)	Reported CEC
Casino revenues	$1,075	$1,085	$118	$1,203	(0.9)%
Net revenues	2,398	2,237	158	2,395	7.2%
Income from operations	318	321	9	330	(0.9)%
Deconsolidation and restructuring of CEOC and other	(2,263)	7,096	—	7,096	*
Income/(loss) from continuing operations, net of income taxes	(2,317)	6,932	(78)	6,854	*
Loss from discontinued operations, net of income taxes	—	—	(7)	(7)	—%
Net income/(loss) attributable to Caesars	(2,385)	6,872	(85)	6,787	*
Basics earnings/(loss) per share	(16.39)	—	—	46.89	—
Diluted earnings/(loss) per share	(16.39)	—	—	46.27	—
Property EBITDA (1)	671	660	31	691	1.7%
Adjusted EBITDA (1)	737	648	34	682	13.7%
____________________
See “Footnotes to Tables” following Balance Sheet and Other Items later in this release.

Second Quarter 2016 Financial Results

We view each casino property and CIE as operating segments and currently aggregate all such casino properties and CIE into three reportable segments based on management’s view of these properties which aligns with their own ownership and underlying credit structures: CERP, Caesars Growth Partners Casino Properties and Developments (“CGP Casinos”), and CIE. CGP Casinos is comprised of all subsidiaries of CGP excluding CIE. CIE is comprised of the subsidiaries that operate CGP’s social and mobile games operations, regulated online real money gaming, and the World Series of Poker (“WSOP”). CEOC was a reportable segment until its deconsolidation effective January 15, 2015.

Segment results in this release are presented consistent with the way Caesars management assesses these results and allocates resources, which is a consolidated view that adjusts for the impact of certain transactions between reportable segments within Caesars, as described below. Accordingly, the results of certain reportable segments presented in this filing differ from the financial statement information presented in their stand-alone filings. “Other” includes parent, consolidating, and other adjustments to reconcile to consolidated Caesars results. All comparisons are to the same period of the previous year.

Net Revenues

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2016	2015		2016	2015
CERP	$562	$566	(0.7)%	$1,090	$1,095	(0.5)%
CGP Casinos (4)	423	390	8.5%	839	780	7.7%
CIE (5)	249	186	33.9%	477	363	31.7%
Other (6)	(4)	(1)	*	(8)	(1)	*
Total Continuing CEC	1,230	1,141	7.8%	2,398	2,237	7.2%
CEOC (3)	—	—	—%	—	164	*
Other (6)	—	—	—%	—	(6)	*
Total CEOC	—	—	—%	—	158	*
Total Reported CEC	$1,230	$1,141	7.8%	$2,398	$2,395	*
Income/(Loss) from Operations

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2016	2015		2016	2015
CERP	$111	$126	(11.9)%	$189	$233	(18.9)%
CGP Casinos (4)	67	44	52.3%	130	208	(37.5)%
CIE (5)	20	54	(63.0)%	74	95	(22.1)%
Other (6)	(34)	(38)	10.5%	(75)	(215)	65.1%
Total Continuing CEC	164	186	(11.8)%	318	321	(0.9)%
CEOC (3)	—	—	—	—	9	*
Other (6)	—	—	—	—	—	—
Total CEOC	—	—	—	—	9	*
Total Reported CEC	$164	$186	(11.8)%	$318	$330	*
Net Income/(Loss)

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2016	2015		2016	2015
CERP	$8	$17	(52.9)%	$(8)	$20	*
CGP Casinos (4)	19	(2)	*	32	114	(71.9)%
CIE (5)	(4)	39	*	17	65	(73.8)%
Other (6)	(2,066)	(4)	*	(2,358)	6,733	*
Total Continuing CEC	(2,043)	50	*	(2,317)	6,932	*
CEOC (3)	—	—	—%	—	(85)	*
Other (6)	—	—	—%	—	—	*
Total CEOC	—	—	—%	—	(85)	*
Total Reported CEC	$(2,043)	$50	*	$(2,317)	$6,847	*

Property EBITDA

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2016	2015		2016	2015
CERP	$184	$186	(1.1)%	$348	$356	(2.2)%
CGP Casinos (4)	117	100	17.0%	227	190	19.5%
CIE (5)	32	62	(48.4)%	93	111	(16.2)%
Other (6)	2	3	(33.3)%	3	3	—%
Total Continuing CEC	335	351	(4.6)%	671	660	1.7%
CEOC (3)	—	—	—%	—	31	*
Other (6)	—	—	—%	—	—	*
Total CEOC	—	—	—%	—	31	*
Total Reported CEC	$335	$351	(4.6)%	$671	$691	*

Adjusted EBITDA

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2016	2015		2016	2015
CERP	$179	$182	(1.6)%	$337	$345	(2.3)%
CGP Casinos (4)	114	91	25.3%	219	175	25.1%
CIE (5)	100	70	42.9%	189	133	42.1%
Other (6)	(5)	4	*	(8)	(5)	(60.0)%
Total Continuing CEC	388	347	11.8%	737	648	13.7%
CEOC (3)	—	—	—%	—	34	*
Other (6)	—	—	—%	—	—	*
Total CEOC	—	—	—%	—	34	*
Total Reported CEC	$388	$347	11.8%	$737	$682	*

Continuing CEC

Net revenue for Continuing CEC increased 7.8% year-over-year to $1,230 million primarily attributable to strength in CIE’s social and mobile games business and growth in hospitality revenues in Las Vegas. Income from operations decreased 11.8% to $164 million and Property EBITDA decreased 4.6% to $335 million mainly due to a $66 million expense for the quarter related to the fair value adjustment of CIE’s stock-based compensation awards. Net income decreased $2,093 million to a net loss of $2,043 million mainly due to an accrual of $2.0 billion related to CEC’s estimate of the additional amount it will pay to support the restructuring of CEOC. As negotiations among all parties associated with the restructuring are ongoing, the amount ultimately paid by CEC to support the restructuring will likely change. Adjusted EBITDA increased 11.8% to $388 million mainly due to net revenue increases, improved hotel customer mix and efficiency initiatives.

CERP

CERP owns and operates six casinos in the United States and The LINQ promenade, along with leasing Octavius Tower at Caesars Palace Las Vegas to CEOC and gaming space at The LINQ promenade to CGP.

Net revenues for the second quarter of 2016 were $562 million, down 0.7% as higher hotel revenues were more than offset by lower gaming volumes in Las Vegas and Atlantic City and unfavorable year-over-year hold. CERP’s Las Vegas properties faced a tough year over year comparison due to a record month of hotel revenues in May of last year. Additionally, construction disruption affected revenues at Harrah's Las Vegas as the property had over 10,000 room nights out of service due to renovations. Casino revenues were $287 million, down 4.0% from the prior year mainly due to a calendar shift in Las Vegas for the World Series of Poker, room inventory disruption at Harrah’s Las Vegas and lower slot volumes at Harrah’s Atlantic City. Room revenues rose 4.3% in the quarter to $144 million mainly due to resort fees and improved hotel yield, which drove an 8.1% increase in cash ADR. Food and beverage revenues were $136 million, down 0.7%.
Income from operations decreased 11.9% to $111 million, net income decreased 52.9% to $8 million and adjusted EBITDA decreased 1.6% to $179 million. These declines were mainly due to lower gaming revenues, which more than offset the benefits from marketing efficiencies, improved hotel customer mix and better performance of The LINQ promenade. Hold was estimated to have a positive effect on operating income of approximately $0 million to $5 million in the quarter relative to our expectation and an unfavorable $0 million to $5 million effect when comparing to the prior year period.
CGP Casinos

CGP Casinos owns and operates six casinos in the United States, primarily in Las Vegas.

Net revenues for the second quarter of 2016 were $423 million, an 8.5% increase primarily attributable to gaming revenue growth at Horseshoe Baltimore, increases in entertainment revenue due to the Axis Theater at Planet Hollywood, higher hotel revenues, primarily at The LINQ Hotel & Casino and favorable year-over-year hold. Casino revenues were $259 million, up 5.7% from the prior year mainly driven by higher gaming volumes at Horseshoe Baltimore as volumes at the property were adversely affected in the prior year period by the civil unrest in the city at the end of April and into May. Room revenues increased 11.0% to $91 million mainly due to an increase in total rooms available at The LINQ Hotel & Casino and resort fees. Food and beverage revenues were $68 million, up 3.0%.

Income from operations increased 52.3% to $67 million, net income increased $21 million to $19 million and adjusted EBITDA increased 25.3% to $114 million. These increases were mainly due to net revenue increases and efficiency initiatives. Hold was estimated to have a positive effect on operating income of approximately $0 million to $5 million relative to our expectation and compared with the prior year period.

CIE

CIE owns and operates (1) an online games business providing social and mobile games, (2) regulated online real money gaming and (3) the WSOP tournaments and brand.

Net revenues for the second quarter of 2016 were $249 million, a 33.9% increase primarily driven by the continued focus on conversion and monetization of users to increase revenue per user. Income from operations decreased 63.0% to $20 million and net income decreased $43 million to a net loss of $4 million mainly due to an increase in platform fees as a result of higher revenues and an expense of $66 million for the quarter related to the fair value adjustment of CIE’s stock-based compensation awards. Adjusted EBITDA increased 42.9% to $100 million.

CEOC

CEOC owns and operates 19 casinos in the United States and nine internationally, most of which are located in England, and managed 13 casinos, which included the six CGP casinos and seven casinos for unrelated third parties. Effective October 2014, substantially all of our properties are managed by CES (and the remaining properties will be transitioned upon regulatory approval).

CES is a joint venture among CERP, CEOC, and a subsidiary of CGP that provides certain corporate and administrative services to their casino properties.

Cash and Available Revolver Capacity
CEC is primarily a holding company with no independent operations, employees, or material debt issuances of its own. CEC’s primary assets as of June 30, 2016, consist of $201 million in cash and cash equivalents and its ownership interests in CEOC, CERP and CGP. CEC’s cash includes $103 million held by its insurance captives. Each of the subsidiary entities comprising Caesars Entertainment’s consolidated financial statements have separate debt agreements with restrictions on usage of the respective entity’s capital resources. CGP is a variable interest entity that is consolidated by Caesars Entertainment, but is controlled by its sole voting member, Caesars Acquisition Company (“CAC”). CAC is a managing member of CGP and therefore controls all decisions regarding liquidity and capital resources of CGP. CEOC was deconsolidated effective January 15, 2015, and therefore, has not been included in the table below. In the table below, “Other” reflects CEC and its other direct subsidiaries. CEC has limited cash available to meet its financial commitments, primarily resulting from significant expenditures made to defend against litigation related to the CEOC restructuring and to support a plan of reorganization for CEOC. While the cash forecast at CEC currently contemplates liquidity to be sufficient through the end of the year, the CEC cash balance will be consumed by expenses associated with the CEOC restructuring unless we identify additional sources of liquidity to meet CEC’s ongoing obligations as well as to meet its commitments to support the CEOC restructuring. If CEC is unable to obtain additional sources of cash when needed, in the event of a material adverse ruling on one or all of our ongoing litigation matters, or if CEOC does not emerge from bankruptcy on a timely basis on terms and under circumstances satisfactory to CEC, it is likely that CEC would seek reorganization under Chapter 11 of the Bankruptcy Code.

	June 30, 2016
(In millions)	CERP	CES (7)	CGP	Other
Cash and cash equivalents	$191	$104	$1,029	$201
Revolver capacity	270	—	160	—
Revolver capacity drawn or committed to letters of credit	(15)	—	—	—
Total Liquidity	$446	$104	$1,189	$201

Footnotes to Tables

*	Not meaningful.

(1)	See the Reconciliation of Non-GAAP Financial Measures discussion later in this release for a reconciliation of Property EBITDA and Adjusted EBITDA.

(2)	Includes CERP, CGP Casinos, CIE, and associated parent company and elimination adjustments that represent the CEC structure as of June 30, 2016, and for subsequent periods.

(3)	Includes eliminations of intercompany transactions and other consolidating adjustments.

(4)	CGP Casinos is comprised of all subsidiaries of CGP excluding CIE. Percentage calculations are based on unrounded dollars.

(5)	CIE is comprised of the subsidiaries that operate CGP’s social and mobile games business and WSOP. Percentage calculations are based on unrounded dollars.

(6)	Other includes parent, consolidating, and other adjustments to reconcile to consolidated CEC results.

(7)	CES is a joint venture among CERP, CEOC, and a subsidiary of CGP that provides certain corporate and administrative services to their casino properties.
Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 1:30 p.m. Pacific Time Tuesday, August 2, 2016, to discuss its second quarter results, certain forward-looking information and other matters related to Caesars Entertainment Corporation, including certain financial and other information regarding CEC’s deconsolidated subsidiary Caesars Entertainment Operating Company, Inc. The press release, webcast, and presentation materials will be available on the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial 877-637-3723, or 832-412-1752 for international callers, and enter Conference ID 49519338 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company’s website for 90 days after the event.
Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/financials.cfm.
About Caesars

Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: wholly owned Caesars Entertainment Resort Properties (“CERP”), Caesars Growth Partners, LLC (“CGP”), in which we hold a variable economic interest, and the majority owned operating subsidiary Caesars Entertainment Operating Company (“CEOC”) (which was deconsolidated effective January 15, 2015 due to its bankruptcy filing). Since its beginning in Reno, Nevada, in 1937, CEC has grown through development of new resorts, expansions and acquisitions. The Caesars system of properties now operates 47 casinos in 13 U.S. states and five countries. CERP and CGP operate a total of 12 casinos. CEC’s resorts operate primarily under the Caesars®, Harrah’s®, and Horseshoe® brand names. CEOC’s portfolio also includes the Caesars Entertainment UK (formerly London Clubs International) family of casinos.

The Caesars system of properties is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence, and technology leadership. The Company is committed to system-wide environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Caesars Entertainment Corporation is primarily a holding company with no independent operations of its own. It owns Caesars Entertainment Resort Properties, LLC (“CERP”), an interest in Caesars Growth Partners, LLC (“CGP”) and various other non-operating subsidiaries. It also has majority ownership of Caesars Entertainment Operating Company, Inc. (“CEOC”). The results of CEOC and its subsidiaries are no longer consolidated with CEC subsequent to CEOC’s Chapter 11 filing on January 15, 2015. Caesars Enterprise Services, LLC (“CES”) provides certain enterprise services to properties owned and/or operated by CERP, CGP, and CEOC, and this press release at times refers to system-wide trends and dynamics, inclusive of CEOC and its subsidiaries. In the discussion in this release, the word “CEC” refers to Caesars Entertainment Corporation without its consolidated entities, and the words “Company,” “Caesars,” “Caesars Entertainment,” “Continuing CEC,” “we,” and “our”

refer to Caesars Entertainment Corporation and its consolidated entities, and not CEOC unless otherwise stated or the context requires otherwise.
Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, these statements contain words such as “may,” “would,” “estimate,” “continue,” “focus,” “will,” “expect,” “believe,” or “position”, or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, such as legal proceedings, the restructuring of CEOC, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the outcome of currently pending or threatened litigation and demands for payment by certain creditors and by the National Retirement Fund against CEC;

•	the effects of CEOC’s bankruptcy filing on CEOC and its subsidiaries and affiliates, including Caesars Entertainment, and the interest of various creditors, equity holders, and other constituents;

•
CEC’s limited cash balances and sources of available cash, including CEC’s ability (or inability) to secure additional liquidity to meet its ongoing obligations and its commitments to support the CEOC restructuring as necessary and CEC’s financial obligations exceeding or becoming due earlier than what is currently forecast;

•	the ability to retain key employees during the restructuring of CEOC;

•
the event that the Restructuring Support and Forbearance Agreements (“RSAs”) may not be consummated in accordance with their terms, or persons not party to the RSAs may successfully challenge the implementation thereof;

•
the length of time CEOC will operate in the Chapter 11 cases and CEOC’s failure to comply with the milestones previously provided by the RSAs or that may be included in other agreements relating to the restructuring;

•	risks associated with third party motions in the Chapter 11 cases, which may hinder or delay CEOC’s ability to consummate the restructuring as contemplated by the RSAs;

•	adverse effects of Chapter 11 proceedings on Caesars Entertainment’s liquidity or results of operations;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from our cost savings programs;

•	the financial results of our consolidated businesses;

•	the impact of our substantial indebtedness and the restrictions in our debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of the company to refinance its indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and same-store or hotel sales;

•
changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines and fines of courts, regulators and governmental bodies;

•	our ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, competition for new licenses, and operating and market competition;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the potential difficulties in employee retention and recruitment as a result of our substantial indebtedness or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain of our facilities;

•	the effects of environmental and structural building conditions relating to our properties;

•	access to insurance on reasonable terms for our assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

(In millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Casino	$545	$543	$1,075	$1,203
Food and beverage	204	203	410	429
Rooms	235	221	464	443
Interactive entertainment	248	186	476	363
Other revenue	130	121	245	246
Less: casino promotional allowances	(132)	(133)	(272)	(289)
Net revenues	1,230	1,141	2,398	2,395
Operating expenses
Direct
Casino	279	278	564	634
Food and beverage	100	99	193	202
Rooms	63	57	122	113
Platform fees	68	51	132	100
Property, general, administrative, and other	385	305	716	655
Depreciation and amortization	109	96	228	198
Corporate expense	41	45	82	91
Other operating costs	21	24	43	72
Total operating expenses	1,066	955	2,080	2,065
Income from operations	164	186	318	330
Interest expense	(150)	(147)	(301)	(384)
Deconsolidation and restructuring of CEOC and other	(2,026)	7	(2,263)	7,096
Income/(loss) from continuing operations before income taxes	(2,012)	46	(2,246)	7,042
Income tax benefit/(provision)	(31)	4	(71)	(188)
Income/(loss) from continuing operations, net of income taxes	(2,043)	50	(2,317)	6,854
Loss from discontinued operations, net of income taxes	—	—	—	(7)
Net income/(loss)	(2,043)	50	(2,317)	6,847
Net income attributable to noncontrolling interests	(34)	(35)	(68)	(60)
Net income/(loss) attributable to Caesars	$(2,077)	$15	$(2,385)	$6,787

Earnings/(loss) per share - basic and diluted
Basic earnings/(loss) per share from continuing operations	$(14.25)	$0.10	$(16.39)	$46.93
Basic loss per share from discontinued operations	—	—	—	(0.04)
Basic earnings/(loss) per share	$(14.25)	$0.10	$(16.39)	$46.89

Diluted earnings/(loss) per share from continuing operations	$(14.25)	$0.10	$(16.39)	$46.31
Diluted loss per share from discontinued operations	—	—	—	(0.04)
Diluted earnings/(loss) per share	$(14.25)	$0.10	$(16.39)	$46.27

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED SUMMARY BALANCE SHEETS
(UNAUDITED)

(In millions)	June 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$1,525	$1,338
Restricted cash	56	59
Other current assets	367	374
Total current assets	1,948	1,771
Property and equipment, net	7,511	7,598
Goodwill and other intangible assets	2,196	2,239
Restricted cash	5	109
Other long-term assets	457	478
Total assets	$12,117	$12,195
Liabilities and Stockholders’ Equity/(Deficit)
Current liabilities
Accrued restructuring and support expenses	$3,170	$905
Current portion of long-term debt	71	187
Other current liabilities	940	914
Total current liabilities	4,181	2,006
Long-term debt	6,763	6,777
Other long-term liabilities	1,269	1,179
Total liabilities	12,213	9,962
Total Caesars stockholders’ equity/(deficit)	(1,394)	987
Noncontrolling interests	1,298	1,246
Total stockholders’ equity/(deficit)	(96)	2,233
Total liabilities and stockholders’ equity/(deficit)	$12,117	$12,195

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(In millions)	2016	2015

Cash flows provided by operating activities	$366	$101

Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(106)	(227)
Deconsolidation of CEOC cash	—	(958)
Increase in restricted cash	(6)	(30)
Decrease in restricted cash	113	41
Proceeds from the sale and maturity of investments	24	—
Payments to acquire investments	(8)	—
Other	(1)	—
Cash flows provided by/(used in) investing activities	16	(1,174)

Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	80	190
Repayments of long-term debt and revolving credit facilities	(221)	(258)
Payment of contingent consideration	—	(32)
Repurchase of CIE management shares	(43)	(38)
Distributions to noncontrolling interest owners	(13)	(15)
Other	2	6
Cash flows used in financing activities	(195)	(147)

Cash flows from discontinued operations
Cash flows used in operating activities	—	(7)
Cash used in discontinued operations	—	(7)

Net increase/(decrease) in cash and cash equivalents	187	(1,227)
Cash and cash equivalents, beginning of period	1,338	2,806
Cash and cash equivalents, end of period	$1,525	$1,579

Supplemental Cash Flow Information:
Cash paid for interest	$290	$403
Cash paid for income taxes	46	35
Non-cash investing and financing activities:
Change in accrued capital expenditures	(8)	(11)

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA AND ADJUSTED EBITDA
Property earnings before interest, taxes, depreciation and amortization (“EBITDA”) is presented as a supplemental measure of the Company’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items as exhibited in the following reconciliation, and is presented as a supplemental measure of the Company’s performance. Management believes that Adjusted EBITDA provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, we believe this supplemental information is useful to investors who are trying to understand the results of the Company.
Because not all companies use identical calculations, the presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
The following tables reconcile net income/(loss) attributable to the companies presented to Property EBITDA and Adjusted EBITDA for the periods indicated.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA AND ADJUSTED EBITDA

	Three Months Ended June 30, 2016						Three Months Ended June 30, 2015
(In millions)	CEOC	CERP	CGP Casinos (f)	CIE (g)	Other (h)	CEC	CEOC	CERP	CGP Casinos (f)	CIE (g)	Other (h)	CEC
Net income/(loss) attributable to company	$—	$8	$17	$(5)	$(2,097)	$(2,077)	$—	$17	$2	$33	$(37)	$15
Net income/(loss) attributable to noncontrolling interests	—	—	2	1	31	34	—	—	(4)	6	33	35
Income tax (benefit)/provision	—	4	—	24	3	31	—	11	—	14	(29)	(4)
Deconsolidation and restructuring of CEOC and other (a)	—	—	(1)	—	2,027	2,026	—	—	(1)	—	(6)	(7)
Interest expense	—	99	49	—	2	150	—	98	47	1	1	147
Income/(loss) from operations	—	111	67	20	(34)	164	—	126	44	54	(38)	186
Depreciation and amortization	—	59	42	9	(1)	109	—	49	38	8	1	96
Other operating costs (b)	—	3	—	3	15	21	—	1	7	—	16	24
Corporate expense	—	11	8	—	22	41	—	10	11	—	24	45
Property EBITDA	—	184	117	32	2	335	—	186	100	62	3	351
Corporate expense	—	(11)	(8)	—	(22)	(41)	—	(10)	(11)	—	(24)	(45)
Stock-based compensation expense (c)	—	3	3	66	8	80	—	3	1	7	20	31
Other items (e)	—	3	2	2	7	14	—	3	1	1	5	10
Adjusted EBITDA	$—	$179	$114	$100	$(5)	$388	$—	$182	$91	$70	$4	$347

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA AND ADJUSTED EBITDA

	Six Months Ended June 30, 2016						Six Months Ended June 30, 2015
(In millions)	CEOC	CERP	CGP Casinos (f)	CIE (g)	Other (h)	CEC	CEOC	CERP	CGP Casinos (f)	CIE (g)	Other (h)	CEC
Net income/(loss) attributable to company	$—	$(8)	$30	$12	$(2,419)	$(2,385)	$(85)	$20	$123	$54	$6,675	$6,787
Net income/(loss) attributable to noncontrolling interests	—	—	2	5	61	68	—	—	(9)	11	58	60
Net (income)/loss from discontinued operations	—	—	—	—	—	—	7	—	—	—	—	7
Income tax (benefit)/provision	—	(2)	—	56	17	71	—	13	—	27	148	188
Deconsolidation and restructuring of CEOC and other (a)	—	1	(2)	—	2,264	2,263	—	—	—	—	(7,096)	(7,096)
Interest expense	—	198	100	1	2	301	87	200	94	3	—	384
Income/(loss) from operations	—	189	130	74	(75)	318	9	233	208	95	(215)	330
Depreciation and amortization	—	132	81	16	(1)	228	11	99	71	16	1	198
Other operating costs (b)	—	5	1	3	34	43	4	2	(108)	—	174	72
Corporate expense	—	22	15	—	45	82	7	22	19	—	43	91
Property EBITDA	—	348	227	93	3	671	31	356	190	111	3	691
Corporate expense	—	(22)	(15)	—	(45)	(82)	(7)	(22)	(19)	—	(43)	(91)
Stock-based compensation expense (c)	—	5	4	94	15	118	1	6	2	20	28	57
Adjustments to include 100% of Baluma S.A.’s adjusted EBITDA (d)	—	—	—	—	—	—	3	—	—	—	—	3
Depreciation in corporate expense	—	1	—	—	—	1	2	—	—	—	—	2
Other items (e)	—	5	3	2	19	29	4	5	2	2	7	20
Adjusted EBITDA	$—	$337	$219	$189	$(8)	$737	$34	$345	$175	$133	$(5)	$682
___________________

(a)
Amounts during 2016 primarily represent CEC’s estimated costs in connection with the restructuring of CEOC. Amounts during 2015 primarily represent CEC’s gain recognized upon the deconsolidation of CEOC.

(b)
Amounts primarily represent pre-opening costs incurred in connection with property openings and expansion projects at existing properties and costs associated with the acquisition and development activities and reorganization activities.

(c)	Amounts represent stock-based compensation expense related to shares, stock options, and restricted stock units granted to the Company’s employees.

(d)
Amounts represent adjustments to include 100% of Baluma S.A. (Conrad Punta del Este) adjusted EBITDA as permitted under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities.

(e)
Amounts represent add-backs and deductions from EBITDA, permitted under certain indentures. Such add-backs and deductions include litigation awards and settlements, costs associated with CEOC’s restructuring and related litigation, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, and business optimization expenses.

(f)	CGP Casinos is comprised of all subsidiaries of CGP excluding CIE.

(g)	CIE is comprised of the subsidiaries that operate CGP’s social and mobile games business and WSOP.

(h)	Amounts include consolidating adjustments, eliminating adjustments and other adjustments to reconcile to consolidated CEC Property EBITDA and Adjusted EBITDA.